SUBCONTRACT BETWEEN

CAS, Inc.
P.O. Box 11190
Huntsville, Alabama 35814

AND

Defense & Security Technology Group, Inc.
25025 Justice Drive
Chantilly, VA 20152

SUMMARY PAGE

Prime Contract Number:	HC1047-05-D-4005
Subcontract Number:	CAS SC 495-12
TAT Number:	133
Subcontract Award Date:	September 19, 2012
Modification Number:	Award
Subcontract Ceiling Amount:	$139,500.00
Subcontract Funded Amount:	$139,500
Type of Subcontract:	Firm Fixed Price (FFP)
Period of Performance:	September 19, 2012 – March 24, 2013
Voucher Submission:	Monthly

D&S Tech	CAS, Inc.
By: [signature]	By: Charles W. Collins [signature]
Print Name: Minh Le	Charles W. Collins
Title: CEO	Title: Director, Contracts
Date: 9/19/2012	Date: 20 Sep 12

TABLE OF CONTENTS

SECTION 1.0

SUBCONTRACT

INTRODUCTION

Whereas CAS, Inc. has entered into Contract Number HC1047-05-D-4005 and whereas the parties hereto desire to enter into a subcontract under said contract for the furnishing of certain services for the consideration set forth herein, it is agreed as follows:

This subcontract shall be between:

CAS, Inc.
P.O. Box 11190
Huntsville, AL 35814
Phone 256-971-6135
Fax 256-971-6105

(Hereinafter referred to as Buyer; CAS, Inc.; and/or Contractor)

And:

Defense & Security Technology Group, Inc. (D&S Tech)
25025 Justice Drive
Chantilly, VA 20152
Phone 703-629-1131

(Hereinafter referred to as Seller; and/or Subcontractor)

Now, therefore, it is agreed as follows:

SECTION 2.0
TERMS AND CONDITIONS

Article 1 Statement of Work

Seller shall provide the management, resources, materials, and services necessary to perform work within the scope of the Statement of Work (SOW). The SOW is included as Attachment A.

Article 2 Period of Performance

The work and services called for hereunder shall commence on September 19, 2012 and continue until March 24, 2013 unless terminated in accordance with the termination provisions hereof before that time.

The Period of Performance of this Subcontract may be extended upon Buyer's receipt of contract modifications or new contract awards. The Seller will be notified, in writing, by the Buyer of such extensions.

Article 3 Type of Subcontract

This agreement is a Firm Fixed Price (FFP) type subcontract.

Article 4 Technical Area Tasks (TATs)/Subscription Accounts (SAs)

All marketing initiatives and preliminary cost estimating required to initiate TATs/SAs must be coordinated with the Buyer's Technical or Contractual Representative. The Seller agrees to assist the Buyer, as requested, to respond to Request for Proposal (RFP) for the TATs/SAs that the Government intends to award.

Article 5 Personnel Approval

Resumes for personnel proposed to fulfill the SOW requirements must be submitted with each TAT/SA response as required.

Article 6 Technical Area Task/Subscription Account Funding

Funding is specified and is not to be exceeded without prior written authorization. Funding is subject to the Limitation of Funds clause of this Subcontract.

If the Buyer's ceiling price is reduced at any time, the Subcontractor ceiling will be similarly reduced as appropriate.

Payment Terms

Subcontractor will receive payment NET 45 days after the date of invoice approval by the CAS Technical POC.

Payment of Fixed Fee

N/A

Payment of Other Direct Costs

Reimbursement to Seller shall not exceed the specific amounts cited in each TAT/SA/PO unless approved in advance, in writing, by the Buyer's Authorized Representative.

The Buyer's Authorized Representative is:
Ms. Lauren Bragg, Subcontract Administrator
Phone: 256-922-6441
Fax: 256-971-6105
Email: lauren.bragg@wyle.com

Article 7 Funding

Funding is awarded as follows:

Firm Fixed Price
PoP - 9/19/2012 - 3/24/13
Charge # 13301

	Billing Month	**Previous**	**Change**	**Revised**
Invoice- 01	**10/19/12**		$ 23,250.00	$ 23,250.00
Invoice-02	**11/19/12**		$ 23,250.00	$ 23,250.00
Invoice-03	**12/19/12**		$ 23,250.00	$ 23,250.00
Invoice-04	**12/19/12**		$ 23,250.00	$ 23,250.00
Invoice -05	**01/19/13**		$ 23,250.00	$ 23,250.00
Invoice -06	**03/19/13**		$ 23,250.00	$ 23,250.00
TOTAL		0	$ 139,500.00	$ 139,500.00

Invoicing and Payments will be in accordance with Attachment D – Milestone Payment Schedule.

Article 8 Modifications

No modification of this Subcontract, including any additional or different terms in Seller's acceptance, shall be binding on Buyer unless agreed to, in writing, and signed by an Authorized Officer of the company.

Article 9 Assignment and Subcontract

Neither the interest of either party to this subcontract nor any other right or obligation hereunder may be assigned or transferred to any third party without the prior written consent of the Contractor's Subcontract Representative.

Notwithstanding the foregoing, however, nor anything to the contrary contained in this Agreement, neither an assignment of this Agreement to the resulting entity of a merger or consolidation of either Party, nor an assignment to an entity that acquires all or substantially all of the assets or stock of either Party, nor an assignment of this Agreement to a parent or wholly owned subsidiary, shall be deemed an assignment requiring the other Party's consent.

Article 10 Compliance with Federal, State and Local Law

The Subcontractor warrants that in the performance of work under this order, it will comply with all applicable Federal, State, Foreign, provincial and local laws and ordinances and all lawful orders, rules and regulations thereunder in effect on the date of this Subcontract.

Article 11 Applicable Law

This subcontract shall be governed by the laws of California; to the extent Federal law is not applicable.

Article 12 Technical Direction

All technical matters under this subcontract shall be addressed to:

Kyle Mosier
Phone: 256-895-8163
E-Mail: kyle.mosier@wyle.com

The CAS, Inc. Program Manager is authorized to issue technical direction under this subcontract on behalf of CAS, Inc. These directions may include instructions to Seller which provide details, suggest possible lines of inquiry, or otherwise complete the general scope of work. This direction shall not constitute new assignments of work, changes, modifications or amendments to this subcontract,

purchase orders, or work authorization orders issued hereunder.

Seller's Technical Representative:
Minh Le
Phone: 703-629-1131
E-Mail: minh.n.le@dstechgroup.com

Article 13 Contractual Direction

All correspondence or notifications involving contractual or financial matters shall be addressed to:

Ms. Lauren Bragg, Subcontract Administrator
Phone: 256-922-6441
Fax: 256-971-6105
Email: lauren.bragg@wyle.com

Seller's Contractual Representative:

Minh Le
Phone: 703-629-1131
E-Mail: minh.n.le@dstechgroup.com

Article 14 Order of Precedence

In the event of an inconsistency between the provisions of this subcontract, the inconsistency shall be resolved by giving precedence in the following order:

a. Subcontract CAS SC 495-12 Section 2.0 Terms and Conditions

b. Attachment B, General Provisions/FAR Clauses

c. Statement of Work

d. Other provisions, documents and/or specifications which are attached to or incorporated by reference into this Subcontract.

Article 15 Required Terms and Conditions

The General and Special Provisions of this Subcontract shall include certain

required Federal Acquisition Regulations and General and Special Provisions of Prime Contract No. HC1047-05-D-4005, which are hereby incorporated by reference, as if fully set forth herein. The clauses on the attached list entitled "General Provisions" are hereby included as Attachment B. Where necessary to make the content of the required clauses applicable to the Subcontractor, the term "Government" or "Contracting Officer" and equivalent phrases shall mean the "Contractor", and term "Contractor" shall mean the "Subcontractor", and the term "Contract" shall mean "Subcontract". In no event will the before-mentioned equivalent phrases for Government or Contracting Officer references apply to clauses such as "Examination of Records by the Comptroller General", "Audit by Department of Defense", or "Rights in Technical Data".

Article 16 Notification Requirements

Notice of Costs

The Seller shall notify the Buyer in writing when it has reason to believe that the costs previously expended in the performance of that order, will exceed seventy-five (75%) percent of the effort established for that order.

As part of the notification, the Seller shall provide the Buyer a revised estimate required to perform the order.

Notice of Completion of Subcontract

The Subcontractor shall notify the Contractor in writing of completion of each TAT/SA under this Subcontract within 10 days of completion.

Article 17 Limitations on Use of Data and Information

a. The parties anticipate that under this Agreement it may be necessary for either party to transfer to the other information of a proprietary nature. Proprietary information shall be clearly identified by the disclosing party at the time of disclosure.

b. Each of the parties agrees that it will preserve such information in confidence in accordance with the same reasonable efforts to protect such information as are used to protect its own proprietary information. Disclosures of such information shall be restricted to those individuals who are directly participating in support of the prime contract cited herein.

c. Neither party shall make any reproduction, disclosure, nor use of such proprietary information except as follows:

1) Such data furnished by the Subcontractor may be used by the Contractor in performing its obligations under the prime contract.

2) Such data furnished by the Contractor may be used by the Subcontractor in performing its obligations under the subcontract.

3) Such data may be used in accordance with any written authorization received from the disclosing party.

d. The limitations on reproduction, disclosure, or use of proprietary information shall not apply if, and neither party shall be liable for, reproduction, disclosure, or use of proprietary information with respect to which, any of the following conditions exist:

1) If, prior to the receipt thereof under this Agreement, it has been developed independently by the party receiving it, or has been lawfully received from other sources, including the Government, provided such other sources did not receive it due to breach of this Agreement or any other agreement.

2) If, subsequent to the receipt thereof under this Agreement, (i) it is published by the party furnishing it or is disclosed by the party furnishing it to others, including the Government, without restriction, or (ii) it has been lawfully obtained by the party receiving it from other sources, including the Government, provided such other sources did not receive it due to a breach of this Agreement or any other agreement, or (iii) if such information otherwise comes within public knowledge or becomes generally known to the public.

3) If any part of the proprietary information has been or hereafter shall be disclosed in a United States patent issued to the party furnishing the proprietary information hereunder, after the issuance of said patent, the limitations on such proprietary information as is disclosed in the patent shall be only that afforded by the United States Patent Laws.

e. Neither the execution and delivery of this Agreement nor the furnishing of any proprietary information by either party shall be construed as granting to the other party either expressly, by implication, or otherwise, any license under any invention or patent now or hereafter owned or controlled by the party furnishing same.

f. Notwithstanding the expiration of the other portions of this Agreement, the obligations and provisions of this article shall continue for a period of eighteen (18) months from the date of termination of this Subcontract.

g. Each party will designate in writing one or more individuals within its organization as the only point(s) for receiving proprietary information or confidential information exchanged between the parties pursuant to this

Agreement.

Buyer's Representative: Mr. Mark Ratz
Seller's Representative: Mr. Minh Le

Article 18 Rights in Inventions

Inventions shall remain the property of the originating party. In the event of joint inventions, the parties shall establish their respective rights by negotiations between them. In that regard, it is recognized and agreed that the parties may be required to and shall grant license or other rights to the Government to inventions, data, and information under such standard provisions which may be contained in the Prime Contract; provided, however, such license or other rights shall not exceed those required by said contract.

Article 19 Competition on Subsequent Procurements

This Agreement shall not preclude either party from bidding or contracting independently from the other on any Government or industry program which may develop or arise in the general area of business related to this Subcontract.

Article 20 NMCI

All NMCI orders for this contract will be placed by the Buyer. The Seller shall coordinate all requirements and changes through the Buyer by utilizing the appropriate NMCI forms.

Additionally, the Seller shall notify the buyer upon receipt of any NMCI equipment with the following information: employee name, date of receipt; items received; date equipment was operational and applicable TAT/SA/PO numbers.

Article 21 Data

Data provided hereunder shall be in accordance with the requirements of the Statement of Work.

CAS, Inc. further advises that all deliverables required for submission in accordance with the Statement of Work will be submitted for review and approval to the CAS, Inc Program Manager no later than five (5) working days after the end of the previous month.

All deliverables must be submitted in an electronic format to Kyle.Mosier@wyle.com.

In the event that this Subcontract is terminated prior to completion and/or

insufficient funds are available for completion of TATs/SAs/POs, the Subcontractor agrees to provide a final report in accordance with the Statement of Work. During the life of the Subcontract, the Subcontractor shall continuously reserve sufficient funds from the amount allotted for each TAT/SA/PO to guarantee the preparation and delivery of said final report.

Article 22 Materials, Other Direct Costs (Other than Travel), and Other Direct Charge Purchases

The procurement and direct charge of material, other direct costs (other than approved travel), automated data processing equipment (ADPE), or other equipment is not authorized except as specifically identified below:

Authorized Purchases:

No other supplies, materials, equipment or ADPE may be acquired under or direct charged to the Subcontract without the prior written approval of Buyer's authorized representative. In addition, the purchase and direct charge of any general business purpose items, office supplies, facilities, telephone and communications costs, reproduction costs, or incidental items are not authorized.

Article 23 Government Property

Government Property provided to or acquired by the Seller as herein authorized are subject to the provisions of FAR 45.5, DFARS 245.5, DoD Instruction 4161.2-M and FAR Clause 52.245-5 included in Attachment B and incorporated herein by reference.

Article 24 Disputes

In the event of a disagreement or dispute regarding any matter covered by this subcontract which is not resolved by mutual agreement, the Contractor and/or Subcontractor may pursue those remedies as necessary to resolve any dispute which may include pursuit in a court of competent jurisdiction. In this event, each party shall be responsible for all costs incurred as a result of such action or as ordered otherwise by the court of competent jurisdiction. To the extent such dispute requires continued performance, Subcontractor agrees to continue performance unless otherwise directed by the Contractor.

Article 25 Indemnity

During the course of performance of this Subcontract the Seller, and the Buyer, shall indemnify and hold each other, their successors, and assignees, harmless

from all acts, damages, liabilities, and expenses, including legal costs and reasonable attorney fees, for injury to or death of any person or persons, and for loss of or damage to property caused by the negligent acts or omissions of each other, their subcontractors, directors, officers, agents, servants, employees, or any one directly or indirectly employed arising out of the performance of this work under this Subcontract.

Article 26 Changes

Changes to this Subcontract shall be governed by FAR 52.243 and in accordance with the FAR Clause entitled "Changes" in Attachment B which is incorporated by reference as if set forth in full.

Article 27 Termination

Termination of this Subcontract shall be governed by FAR 52.249 and in accordance with the FAR Clause entitled "Termination" in Attachment B which is incorporated by reference as if set forth in full.

Article 28 Security

If at any time during the performance of this TAT it is required to access classified information, the Subcontractor shall promptly notify the Contractor so that the appropriate DD Form 254 may be obtained. Access to classified information is authorized only upon receipt of the corresponding DD Form 254.

All press releases, speeches, or documents intended to be released to the public or published on the world wide web that reference this contract must be submitted for approval prior to release. CAS, Inc. will obtain release of this data from the appropriate government authorities.

Article 29 Warranty

Notwithstanding inspection and acceptance by CAS, Inc. or the Government of any provision concerning the conclusiveness thereof, the Subcontractor warrants that all services performed under this Subcontract will be free from defect in workmanship and will conform to the specification and requirements of this Subcontract. Contractor shall give written notice of any such defect or nonconformance to the Subcontractor within sixty (60) days from the date of acceptance by the Government. Such notices shall state either (1) that the Subcontractor shall correct any defective or nonconforming services, or (2) that the Contractor does not require correction. If the Subcontractor is required to correct or re-perform any services corrected or re-performed by the Subcontractor pursuant to this clause, it shall be subject to all provisions of this clause to the same extent as work initially performed. The corrected or re-performed work shall be under the terms of the original warranty. If the Subcontractor fails or refuses to correct or re-

perform, Contractor may contract or otherwise correct or replace with similar services and charge to the Subcontractor the cost occasioned to Contractor thereby or invoke an equitable adjustment in the subcontract price. Any other provisions of this Subcontract to the contrary notwithstanding this warranty except to title is in lieu of all other warranties expressed or implied including merchantability, whether arising by law, custom or conduct, and the right and remedies provided herein are exclusive and in lieu of any other rights or remedies. In no event shall the Subcontractor be liable for special, incidental, or consequential damages.

Article 30 Employee Non-Solicitation

For a minimum period of one (1) year from the date of this Agreement, neither party may solicit for hire or hire any officer or other employee of the other party with whom the first party comes into contact with as a result of this Agreement, except with the express prior written permission of the other party; provided, however, that (a) the term solicit shall not include general employment advertising, and (b) the foregoing will not prevent either party from employing any person who contacts that party on his or her own initiative.

Article 31 Entire Agreement

This Subcontract contains the entire agreement of the parties hereto, with respect to the Prime Contract No. HC1047-05-D-4005, and cancels and supersedes any previous understandings or agreements related to this program, whether written or oral. All changes to this Subcontract must be agreed to in writing and appropriately witnessed by the parties hereto.

Article 32 Contracting Officer Approval of Subcontract

This Subcontract falls within the criteria set-out in FAR 52.244-2 and, therefore, is subject to Contracting Officer Advance Notification and Consent requirements.

Article 33 Insurance

An insurance certificate stating the coverage's noted below must be provided to CAS, Inc. at the time of subcontract award. The contractor shall obtain and maintain at least the following kinds of insurance and minimum liability coverage during any period of contract performance:

1. Workmen's Compensation and Occupational Disease

   a. Coverage as required by law except that, if this subcontract is to be performed in a State, which does not require or permit private insurance, then compliance with the

statutory or administrative requirements in any such State will be satisfactory. The required Workmen's Compensation Insurance shall extend to cover employers' liability for accidental bodily injury or death and for occupational disease with a minimum liability limit of $100,000.

2. Comprehensive General Liability Insurance

   a. Minimum limit of $500,000 per occurrence for bodily injury liability.

3. Comprehensive Automobile Liability Insurance

   a. Minimum limits of $200,000 per person and $500,000 per occurrence for bodily injury, and a minimum limit of $20,000 per occurrence for property damage.

Article 34 ORGANIZATIONAL CONFLICT OF INTEREST

(a) "Organizational Conflict of Interest" (OCI) means that because of other activities or relationships with other
persons, a person is unable or potentially unable to render impartial assistance or advice to the Government, or the person's objectivity in performing the contract work is or might be otherwise impaired, or a person has an unfair competitive advantage. "Person" as used herein includes individuals, consultants, corporations, partnerships, joint ventures and other business enterprises.

(b) Efforts to be performed by the Contractor under this contract and/or each delivery order may create an actual or potential OCI on the instant contract or on a future acquisition. FAR 9.5 will govern the actions of the Government and the Contractor in order to avoid all conflicts of interest, avoid prejudicing the best interest of the Government, and avoid prejudicing the right of the Contractor to participate in procurements (current or future) of equipment and/or services that are the subject of any work under any delivery order under this contract

(c) The Contractor warrants by accepting a delivery order under this contract, that to the best of its knowledge and belief, the Contractor does not have any OCI as defined in paragraph (a) which would affect the Contractor's ability to perform the delivery order, unless the Contractor notifies the Procuring Contracting Officer (PCO) of a Conflict interest in accordance with paragraph (h) and receives written permission from the PCO to proceed. A conflict of interest of one team member (prime or subcontractor) shall not automatically disqualify the team from bidding and/or performing a delivery order. After disclosure of the actual or potential conflict of interest as required in paragraph (h) the PCO may authorize bidding and/or performance of a delivery order if the OCI has been adequately mitigated.

(d) In the event the contractor identifies an OCI, then the contractor shall identify its conflicting business relationship to the contracting officer with a mitigation plan. Should this mitigation plan include the separation of performance of this contract from its other conflicting business

relationships. the plan will address: (1) Parts of the company performing this contract will be physically isolated from those parts of the company performing work for the conflicting business relationship(s). (2) The management reporting chains between this contract and the conflicting business relationship are separated from each other. (3) Employees cannot transfer from the portion of the company performing this contract to the portion of the company performing the work for the conflicting business relationships. (4) Employees of the company performing this contract cannot, in any way, support the portion of the company performing the work for the conflicting business relationship. (5) Each employee performing this contract will sign a nondisclosure agreement setting forth all responsibilities and duties to avoid organizational conflicts of interest and to protect sensitive data provided under the is contract. (6) Techniques are in place to ensure that the company will not favor its conflicting business relationships and will avoid the appearance of conflicts of interest.

(e) Employee Training & Education: (1) The Contractor and subcontractors shall educate employees regarding the philosophy of Part 9.5 of the FAR so that they will not use or disclose proprietary, competition sensitive, Government information, or data generated or acquired in the performance of this contract. (2) The Contractor agrees to indoctrinate their employees who will have access to this information regarding the proprietary nature of the information and the relationship under which they have possession of the information. Employees will also be informed that they may not disclose this data in any other action, venture or employment where this information will be used for profit other than the party furnishing this information.

(f)(1) The Contractor agrees that it shall not release, disclose or use in any way that would permit or result in disclosure to any party outside the Government any information provided to the Contractor by the Government during or as a result of performance of this contract without written permission from the PCO. This includes release of information within the Contractor's team including releasing information to or among any affiliate of the Contractor, any subcontractor, consultant, or employee of the contractor, any joint venture involving the contractor. Such information includes, but is not limited to, information submitted to the Government on a confidential basis by other persons.
(2) The Contractor agrees that it shall not release, disclose, or use in any way that would permit or result in disclosure to any company outside the Government any information generated or derived during or as a result of performance of this contract without written permission from the PCO. This includes release of information within the Contractor's team including releasing information to or among any affiliate of the Contractor, any subcontractor, consultant, or employee of the contractor, any joint venture involving the contractor. This prohibition shall expire after a period of three years after completion of performance of the applicable delivery order. (3) The prohibitions contained in subparagraphs (f)(1) and (f)(2) shall apply with equal force to any affiliate of the Contractor, any subcontractor, consultant, or employee of the contractor, any joint venture involving the contractor, any entity into or with which it may merge or affiliate, or any successor or assignee of the Contractor. The terms of paragraph (h) of this Special Contract Requirement relating to notification shall apply to any release of information in contravention of this paragraph (f).

(g) The Contractor further agrees that, during the performance of this contract and for a period of three years after completion of performance of this contract the Contractor, any subcontractor,

consultant, or employee of the contractor, any joint venture involving the contractor, any entity into or with which it may merge or affiliate, or any successor or assignee of the Contractor, shall not participate in a competitive procurement for systems and/or components which were the subject of development under this contract. However, with the written authorization of the cognizant PCO, the Contractor may be authorized to compete for such procurements subsequent to an intervening procurement.

(h) The Contractor agrees that, if after award, it discovers an actual or potential OCI that has not been appropriately mitigated; it shall make immediate and full disclosure in writing to the Contracting Officer. The notification shall include at a minimum:
• Full disclosure of all the relevant facts,
• Description of the actual or potential conflict of interest,
• Discussion of how conflict of interest would be mitigated, avoided, or neutrali7.ed,
• Any affects on the quality and timeliness of supplies or services to be delivered under the mitigation plan,
• Cost of the mitigation, avoidance or neutralization,
• All other information requested by the PCO to determine the existence and appropriate resolution of the OCI.

The notification shall be submitted in writing to the PCO for review and approval. No further work will be done or charged to any delivery order affected by the OCI until the Contractor is directed to do so by the PCO. If a mitigation plan is accepted as a means to avoid, mitigate or neutralize a potential OCI, it shall be added to the delivery order at inception or by bilateral modification . Notwithstanding this notification, the Government may terminate any affected delivery order or the entire contract for the convenience of the Government if determined to be in the best interest of the Government.

(i) Notwithstanding paragraph (h) above, if the contractor was aware, or should have been aware, of an OCI prior to the award of this contract/delivery order or becomes, or should become, aware of an OCI after award of this contract/delivery order and does not make an immediate and full disclosure in writing to the PCO, the Government may terminate the contract or any affected delivery order for default.

(j) The PCO's decision as to the existence or nonexistence of an actual or potential OCI shall be final.

(k) Nothing in this requirement is intended to prohibit or preclude the Contractor from marketing or selling to the United States Government its product lines in existence on the effective date of this contract. Nothing in this requirement is intended to prohibit or preclude the Contractor from participating in any research and development or delivering any design development mode l or prototype of its product lines in existence on the effective date of this contract. Additionally, sales of catalog or standard commercial items are exempt from this requirement.

(l) The Contractor shall promptly notify the PCO, in writing, if it has been tasked to evaluate or advise the Government concerning its own products or activities or those of a competitor in order to ensure proper safeguards exist to guarantee objectivity and to protect the Government's

interest.

(m) The Contractor shall include this requirement in all subcontracts, teaming agreements, or other contractual relationships with persons that may have access to information or be involved in situations/conditions covered by the preceding paragraphs, substituting "subcontractor" for "contractor" where appropriate.

(n) The rights and remedies described herein shall not be exclusive and are in addition to other rights and remedies provided by law or elsewhere included in this contract.

(0) Compliance with this clause is a material requirement of this contract.

(p) Either the Contractor or the Government may propose changes to this clause. Such changes are subject to the mutual agreement of the parties and will become effective only upon incorporation of the changed clause by contract modification.

SECTION 3.0
CONTRACT PROCEDURES

Monthly Status Reports

Monthly, Status Reports must be received 5 days after the end of the previous month. All reports shall be submitted electronically to Kyle Mosier, Kyle.Mosier@wyle.com. A paper copy will be provided with each invoice. Monthly reports will be submitted to:

CAS, Inc.
100 Quality Circle
Huntsville, AL 35806
Attention: Mr. Kyle Mosier
Email: kyle.mosier@wyle.com

Maintenance of TAT/SA/PO, Records

The Seller shall maintain the following cost records under this Subcontract as a minimum.

(1) Records for each TAT/SA/PO, including the number of hours of direct labor performed, segregated by individual employees performing the work;

(2) Records of labor performed and segregated as to TAT/SA/PO for which performed;

(3) Records of all direct non-labor costs, allocated to individual TAT/SA/PO; and

(4) Records of price charged under individual TAT/SA/PO and charged against individual allotments, which are sufficient to ensure that said TAT/SA/PO allotments are not charged for amounts in excess of what has been authorized.

(5) Subcontractor is responsible for notifying CAS Program Manager immediately to any change in the SOW or delivery schedule as directed by the customer. The subcontractor must also state any changes/updates in the monthly status report.

Nothing shall be deemed to excuse the Seller from maintaining records required by other provisions of this Subcontract.

TAT/SA/PO Modifications

All TAT/SA/PO modifications will be transmitted to the Seller via written notification. The TAT/SA/PO Modification becomes a binding contract, subject to the terms and conditions of this Subcontract, when accepted by acknowledgement or commencement of performance.

SECTION 4.0
INVOICING PROCEDURES

1. Original and electronic copy of all invoices, segregated by Technical Area Task (TAT)/Subscription Account (SA)/Purchase Order (PO), shall be submitted by the 5th working day of the month following the month during which the costs were incurred to the below point of contact:

   CAS, Inc
   P.O. Box 11190
   Huntsville, AL 35814
   Attention: Ms. Joni Whitworth
   Email: joni.whitworth@wyle.com

2. All invoices shall be based on the milestone schedule located within the funding chart found in Article 7 and Attachment D of subcontract and shall reference the subcontract number and the TAT number. All invoices shall include:

   a. Subcontract Number.
   b. Task numbers as reflected on the subcontract document.
   c. CAS provided charge number.
   d. Description of supplies or services, sizes, quantities, unit prices and extended totals.
   e. Current and cumulative amounts.
   f. All travel requires prior approval and should be coordinated with the Subcontract Administrator

g. Statement Certifying to costs with signature: "I certify to the best of my knowledge, that costs presented herein are current, accurate and complete as of this date"

3. The Seller's invoices must match the Seller's monthly Status and Funds report detailing current and cumulative cost for the reporting period of performance.

4. The final invoices, identified as such, will be treated in exactly the same manner as described above except it will list all invoices previously tendered. Burdens used for the final invoices, applicable to the cost reimbursable items shall be those burdens, approved by DCAA, applicable to the fiscal year(s) in which the costs were incurred.

5. The final invoices for each TAT/SA/PO shall be submitted in accordance with the procedures established for Quick Close-Out in FAR 42.708 if:

   a. The TAT/SA/PO is technically complete;

   b. The amount of unsettled indirect cost to be allocated to the TAT/SA/PO is relatively insignificant; and;

   c. Agreement can be reached on a reasonable estimate of allocable dollars.

In the event that this Subcontract has not been the subject of a final audit prior to close-out, and in the event that authorized representative(s) of the U.S. Government determine through audit, investigation or otherwise, that Subcontractor submitted to and was paid under this Subcontract for unallowable or other improper costs or charges, Subcontractor agrees to promptly reimburse the Buyer for such costs or charges, and to promptly pay any penalties or other expenses resulting there from.

ATTACHMENT A

STATEMENT OF WORK

ATTACHMENT B

GENERAL PROVISIONS/FAR CLAUSES

The following contract clauses are hereby incorporated by reference:

52.202-1	Definitions	DEC 2001
52.203-3	Gratuities	APR 1984
52.203-5	Covenant Against Contingent Fees	APR 1984
52.203-6	Restrictions On Subcontractor Sales To The Government	JUL 1995
52.203-7	Anti-Kickback Procedures	JUL 1995
52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity	JAN 1997
52.203-10	Price Or Fee Adjustment For Illegal Or Improper Activity	JAN 1997
52.203-12	Limitation On Payments To Influence Certain Federal Transactions	JUN 2003
52.203-13	Contractor Code of Business Ethics and Conduct	APR 2010
52.204-2	Security Requirements	AUG 1996
52.204-4	Printed or Copied Double-Sided on Recycled Paper	AUG 2000
52.209-6	Protecting the Government's Interest When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment	JUL 1995
52.214-26	Audit and Records – Sealed Bidding	OCT 1997
52.215-2 Alt II	Audit and Records--Negotiation (Jun 1999) - Alternate II	APR 1998
52.215-8	Order of Precedence--Uniform Contract Format	OCT 1997
52.215-10	Price Reduction for Defective Cost or Pricing Data	OCT 1997
52.215-11	Price Reduction for Defective Cost or Pricing Data -Modifications	OCT 1997
52.215-12	Subcontractor Cost or Pricing Data	OCT 1997
52.215-13	Subcontract Cost and Pricing Data - Modifications	OCT 1997
52.215-14	Integrity of Unit Prices	OCT 1997
52.215-15	Pension Adjustments and Asset Reversions	JAN 2004
52.215-18	Reversion or Adjustment of Plans for Postretirement Benefits (PRB) Other than Pensions	OCT 1997
52.216-5	Price Redetermination – Prospective	OCT 1997
52.216-6	Price Redetermination - Retroactive	OCT 1997
52.216-7	Allowable Cost And Payment	DEC 2002
52.216-16	Incentive Price Revision – Firm Target	OCT 1997
52.216-17	Incentive Price Revision – Successive Targets	OCT 1997
52.216-18	Ordering	OCT 1995
52.219-8	Utilization of Small Business Concerns	OCT 2000

52.219-9	Small Business Subcontracting Plan	JAN 2002
52.219-16	Liquidated Damages-Subcontracting Plan	JAN 1999
52.222-1	Notice To The Government Of Labor Disputes	FEB 1997
52.222-3	Convict Labor	JUN 2003
52.222-4	Contract Work Hours and Safety Standards Act - Overtime Compensation	SEP 2000
52.222-21	Prohibition Of Segregated Facilities	FEB 1999
52.222-26	Equal Opportunity	APR 2002
52.222-35	Equal Opportunity For Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans	DEC 2001
52.222-36	Affirmative Action For Workers With Disabilities	JUN 1998
52.222-37	Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans	DEC 2001
52.222-41	Service Contract Act of 1965 as Amended	NOV 2007
52.223-3	Hazardous Material Identification and Material Safety Data	JAN 1997
52.223-6	Drug Free Work Place	MAY 2001
52.223-13	Certification of Toxic Chemical Release Reporting	AUG 2003
52.223-14	Toxic Chemical Release Reporting	AUG 2003
52.223-18	Contractor Policy to Ban Texting While Driving	SEPT 2010
52.224-1	Privacy Act Notification	APR 1984
52.224-2	Privacy Act	APR 1984
52.225-10	Notice of Buy American Act-Requirements-Construction Material	MAY 2002
52.225-11	Buy American Act – Construction Materials under Trade Agreements	AUG 2007
52.225-13	Restrictions on Certain Foreign Purchases	JUNE 2008
52.225-25	Prohibition of Engaging in Sanctioned Activities Relating to Iran Certificate	SEPT 2010
52.228-3	Worker's Compensation Insurance (Defense Base Act)	APR 1984
52.230-3	Disclosure and Consistency of Cost Accounting Practices	APR 1998
52.230-6	Administration of Cost Accounting Standards	APR 2005
52.232-2	Payments Under Fixed Price R&D Contracts	APR 1984
52.246-5	Inspection of Services Cost-Reimbursement	APR 1984
52.246-9	Inspection of Research And Development (Short Form)	APR 1984
52.246-23	Limitation of Liability	FEB 1997
52.246-24	Limitation of Liability – High Value Items	FEB 1997
52.251-1	Government Supply Sources	APR 1984

52.226-1	Utilization Of Indian Organizations And Indian-Owned Economic Enterprises	JUN 2000
52.227-1 Alt I	Authorization And Consent (Jul 1995) - Alternate I	APR 1984
52.227-2	Notice And Assistance Regarding Patent And Copyright Infringement	AUG 1996
52.228-7	Insurance--Liability To Third Persons	MAR 1996
52.230-2	Cost Accounting Standards	APR 1998
52.232-9	Limitation On Withholding Of Payments	APR 1984
52.232-16	Progress Payments	APR 2003
52.232-17	Interest	JUN 1996
52.232-18	Availability Of Funds	APR 1984
52.232-19	Availability Of Funds For The Next Fiscal Year	APR 1984
52.232-20	Limitation Of Cost	APR 1984
52.232-22	Limitation Of Funds	APR 1984
52.232-23 Alt I	Assignment of Claims (Jan 1986) - Alternate I	APR 1984
52.232-25	Prompt Payment	OCT 2003
52.233-1	Disputes	JUL 2002
52.233-2	Service of Protest	SEPT 2006
52.233-3 Alt I	Protest After Award (Aug 1996) - Alternate I	JUN 1985
52.233-4	Applicable Law for Breach of Contract Claim	OCT 2004
52.242-1	Notice of Intent to Disallow Costs	APR 1984
52.242-3	Penalties for Unallowable Costs	MAY 2001
52.242-4	Certification of Final Indirect Costs	JAN 1997
52.242-13	Bankruptcy	JUL 1995
52.242-15 Alt I	Stop-Work Order (Aug 1989) – Alternate I	APR 1984
52.243-2 Alt I	Changes--Cost-Reimbursement (Aug 1987) - Alternate I	APR 1984
52.243-2 Alt V	Changes--Cost-Reimbursement (Aug 1987) - Alternate V	APR 1984
52.243-5	Changes and Changed Conditions	APR 1984
52.244-2 Alt I	Subcontracts (Aug 1998) - Alternate I	AUG 1998
52.244-5	Competition In Subcontracting	DEC 1996
52.244-6	Subcontracts for Commercial Items	APR 2003
52.245-1	Government Property	JUN 2007
52.245-5	Government Property (Cost-Reimbursement Time-And-Materials, Or Labor Hour Contracts)	JUN 2003
52.245-9	Use and Charges	JUN 2007
52.245-18	Special Test Equipment	FEB 1993
52.245.19	Government Property Furnished "As Is"	APR 1984
52.246-1	Contractor Inspection Requirements	APR 1984
52.246-23	Limitation of Liability	FEB 1997
52.246-24	Limitation of Liability – High Value Items	FEB 1997
52.246-25	Limitation Of Liability--Services	FEB 1997

52.247-1	Commercial Bill Of Lading Notations	APR 1984
52.247-34	F.O.B. Destination	NOV 1991
52.247-63	Preference for U.S. Flag Air Carriers	JUN 2003
52.248-1	Value Engineering	FEB 2000
52.249-1 & 2	Termination for Convenience of the Government (Fixed Price)	APR 1984 & MAY 2004
52.249-8	Default (Fixed Price Supply and Service	APR 1984
52.249-9	Default (Fixed Price R&D)	APR 1984
52.249-14	Excusable Delays	APR 1984
52.253-1	Computer Generated Forms	JAN 1991
252.201-7000	Contracting Officer's Representative	DEC 1991
252.203-7001	Prohibition On Persons Convicted of Fraud or Other Defense-Contract-Related Felonies	MAR 1999
252.203-7002	Display Of DOD Hotline Poster	DEC 1991
252.204-7000	Disclosure Of Information	DEC 1991
252.204-7003	Control Of Government Personnel Work Product	APR 1992
252.204-7004 Alt A	Required Central Contractor Registration Alternate A	NOV 2003
252.205-7000	Provision Of Information To Cooperative Agreement Holders	DEC 1991
252.209-7000	Acquisition From Subcontractors Subject To On-Site Inspection Under The Intermediate Range Nuclear Forces (INF) Treaty	NOV 1995
252.209-7004	Subcontracting With Firms That Are Owned or Controlled By The Government of a Terrorist Country	MAR 1998
252.215-7000	Pricing Adjustments	DEC 1991
252.215-7002	Cost Estimating System Requirements	OCT 1998
252.219-7003	Small, Small Disadvantaged and Women-Owned Small Business Subcontracting Plan (DOD Contracts)	APR 1996
252.227-7013	Rights in Technical Data--Noncommercial Items	NOV 1995
252.227-7014	Rights in Noncommercial Computer Software and Noncommercial Computer Software Documentation	JUN 1995
252.227-7015	Technical Data--Commercial Items	NOV 1995
252.227-7016	Rights in Bid or Proposal Information	JUN 1995
252.227-7019	Validation of Asserted Restrictions--Computer Software	JUN 1995
252.227-7025	Limitations on the Use or Disclosure of Government-Furnished Information Marked with Restrictive Legends	JUN 1995
252.227-7027	Deferred Ordering Of Technical Data Or Computer Software	APR 1988
252.227-7030	Technical Data--Withholding Of Payment	MAR 2000

252.227-7036	Declaration of Technical Data Conformity	JAN 1997
252.227-7037	Validation of Restrictive Markings on Technical Data	SEP 1999
252.231-7000	Supplemental Cost Principles	DEC 1991
252.232-7003	Electronic Submission of Payment Requests	JAN 2004
252.235-7010	Acknowledgment of Support and Disclaimer	MAY 1995
252.235-7011	Final Scientific or Technical Report	SEP 1999
252.242-7004	Material Management And Accounting System	DEC 2000
252.243-7002	Requests for Equitable Adjustment	MAR 1998
252.244-7000	Subcontracts for Commercial Items and Commercial Components (DoD Contracts)	MAR 2000
252.246-7000	Material Inspection And Receiving Report	MAR 2003
252.247-7023 Alt III	Transportation of Supplies by Sea (May 2002) Alternate III	MAY 2002
252.247-7024	Notification Of Transportation Of Supplies By Sea	MAR 2000
252.232-7003	Electronic Submission of Payments Requests	MAY 2006

CLAUSES INCORPORATED BY FULL TEXT

52.215-19 NOTIFICATION OF OWNERSHIP CHANGES (OCT 1997)

(a) The Contractor shall make the following notifications in writing:

(1) When the Contractor becomes aware that a change in its ownership has occurred, or is certain to occur, that could result in changes in the valuation of its capitalized assets in the accounting records, the Contractor shall notify the Administrative Contracting Officer (ACO) within 30 days.

(2) The Contractor shall also notify the ACO within 30 days whenever changes to asset valuations or any other cost changes have occurred or are certain to occur as a result of a change in ownership.

(b) The Contractor shall--

(1) Maintain current, accurate, and complete inventory records of assets and their costs;

(2) Provide the ACO or designated representative ready access to the records upon request;

(3) Ensure that all individual and grouped assets, their capitalized values, accumulated depreciation or amortization, and remaining useful lives are identified accurately before and after each of the Contractor's ownership changes; and

(4) Retain and continue to maintain depreciation and amortization schedules based on the asset records maintained before each Contractor ownership change.

The Contractor shall include the substance of this clause in all subcontracts under this contract that meet the applicability requirement of FAR 15.408(k).

(End of clause)

52.215-21 REQUIREMENTS FOR COST OR PRICING DATA OR INFORMATION OTHER THAN COST OR PRICING DATA--MODIFICATIONS (OCT 1997)

(a) Exceptions from cost or pricing data. (1) In lieu of submitting cost or pricing data for modifications under this contract, for price adjustments expected to exceed the threshold set forth at FAR 15.403-4 on the date of the agreement on price or the date of the award, whichever is later, the Contractor may submit a written request for exception by submitting the information described in the following subparagraphs. The Contracting Officer may require additional supporting information, but only to the extent necessary to determine whether an exception should be granted, and whether the price is fair and reasonable--

(i) Identification of the law or regulation establishing the price offered. If the price is controlled under law by periodic rulings, reviews, or similar actions of a governmental body, attach a copy of the controlling document, unless it was previously submitted to the contracting office.

(ii) Information on modifications of contracts or subcontracts for commercial items. (A) If--

(1) The original contract or subcontract was granted an exception from cost or pricing data requirements because the price agreed upon was based on adequate price competition or prices set by law or regulation, or was a contract or subcontract for the acquisition of a commercial item; and

(2) The modification (to the contract or subcontract) is not exempted based on one of these exceptions, then the Contractor may provide information to establish that the modification would not change the contract or subcontract from a contract or subcontract for the acquisition of a commercial item to a contract or subcontract for the acquisition of an item other than a commercial item.

(B) For a commercial item exception, the Contractor shall provide, at a minimum, information on prices at which the same item or similar items have previously been sold that is adequate for evaluating the reasonableness of the price of the modification. Such information may include--

(1) For catalog items, a copy of or identification of the catalog and its date, or the appropriate pages for the offered items, or a statement that the catalog is on file in the buying office to which the proposal is being submitted. Provide a copy or describe current discount policies and price lists (published or unpublished), e.g., wholesale, original equipment manufacturer, or reseller.

Also explain the basis of each offered price and its relationship to the established catalog price, including how the proposed price relates to the price of recent sales in quantities similar to the proposed quantities.

(2) For market-priced items, the source and date or period of the market quotation or other basis for market price, the base amount, and applicable discounts. In addition, describe the nature of the market.

(3) For items included on an active Federal Supply Service Multiple Award Schedule contract, proof that an exception has been granted for the schedule item.

(2) The Contractor grants the Contracting Officer or an authorized representative the right to examine, at any time before award, books, records, documents, or other directly pertinent records to verify any request for an exception under this clause, and the reasonableness of price. For items priced using catalog or market prices, or law or regulation , access does not extend to cost or profit information or other data relevant solely to the Contractor's determination of the prices to be offered in the catalog or marketplace.

(b) Requirements for cost or pricing data. If the Contractor is not granted an exception from the requirement to submit cost or pricing data, the following applies:

(1) The Contractor shall submit cost or pricing data and supporting attachments in accordance with Table 15-2 of FAR 15.408.

As soon as practicable after agreement on price, but before award (except for unpriced actions), the Contractor shall submit a Certificate of Current Cost or Pricing Data, as prescribed by FAR 15.406-2.

(End of clause)

52.216-19 ORDER LIMITATIONS. (OCT 1995)

(a) Minimum order. When the Government requires supplies or services covered by this contract in an amount of less than $10k, the Government is not obligated to purchase, nor is the Contractor obligated to furnish, those supplies or services under the contract.

(b) Maximum order. The Contractor is not obligated to honor:

(1) Any order for a single item in excess of $50M;

(2) Any order for a combination of items in excess of $100M; or

(3) A series of orders from the same ordering office within 7 days that together call for quantities exceeding the limitation in subparagraph (1) or (2) above.

(c) If this is a requirements contract (i.e., includes the Requirements clause at subsection 52.216-21 of the Federal Acquisition Regulation (FAR)), the Government is not required to order a part of any one requirement from the Contractor if that requirement exceeds the maximum-order limitations in paragraph (b) above.

(d) Notwithstanding paragraphs (b) and (c) above, the Contractor shall honor any order exceeding the maximum order limitations in paragraph (b), unless that order (or orders) is returned to the ordering office within 7 days after issuance, with written notice stating the Contractor's intent not to ship the item (or items) called for and the reasons. Upon receiving this notice, the Government may acquire the supplies or services from another source.

(End of clause)

52.216-21 -- Requirements.

As prescribed in 16.506(d), insert the following clause:

Requirements (Oct 1995)

(a) This is a requirements contract for the supplies or services specified, and effective for the period stated, in the Schedule. The quantities of supplies or services specified in the Schedule are estimates only and are not purchased by this contract. Except as this contract may otherwise provide, if the Government's requirements do not result in orders in the quantities described as "estimated" or "maximum" in the Schedule, that fact shall not constitute the basis for an equitable price adjustment.

(b) Delivery or performance shall be made only as authorized by orders issued in accordance with the Ordering clause. Subject to any limitations in the Order Limitations clause or elsewhere in this contract, the Contractor shall furnish to the Government all supplies or services specified in the Schedule and called for by orders issued in accordance with the Ordering clause. The Government may issue orders requiring delivery to multiple destinations or performance at multiple locations.

(c) Except as this contract otherwise provides, the Government shall order from the Contractor all the supplies or services specified in the Schedule that are required to be purchased by the Government activity or activities specified in the Schedule.

(d) The Government is not required to purchase from the Contractor requirements in excess of any limit on total orders under this contract.

(e) If the Government urgently requires delivery of any quantity of an item before the earliest date that delivery may be specified under this contract, and if the Contractor will not accept an order providing for the accelerated delivery, the Government may acquire the urgently required goods or services from another source.

(f) Any order issued during the effective period of this contract and not completed within that period shall be completed by the Contractor within the time specified in the order. The contract shall govern the Contractor's and Government's rights and obligations with respect to that order to the same extent as if the order were completed during the contract's effective period; provided, that the Contractor shall not be required to make any deliveries under this contract after ____________________ *[insert date]*.

(End of Clause)

52.217-9 OPTION TO EXTEND THE TERM OF THE CONTRACT (MAR 2000)

(a) The Government may extend the term of this contract by written notice to the Contractor, provided that the Government gives the Contractor a preliminary written notice of its intent to extend at least 60 days before the contract expires. The preliminary notice does not commit the Government to an extension.

(b) If the Government exercises this option, the extended contract shall be considered to include this option clause.

(c) The total duration of this contract, including the exercise of the option under this clause, shall not exceed 5 years.
(End of clause)

52.222-2 PAYMENT FOR OVERTIME PREMIUMS (JUL 1990)

(a) The use of overtime is authorized under this contract if the overtime premium cost does not exceed $0 or the overtime premium is paid for work --

(1) Necessary to cope with emergencies such as those resulting from accidents, natural disasters, breakdowns of production equipment, or occasional production bottlenecks of a sporadic nature;

(2) By indirect-labor employees such as those performing duties in connection with administration, protection, transportation, maintenance, standby plant protection, operation of utilities, or accounting;

(3) To perform tests, industrial processes, laboratory procedures, loading or unloading of transportation conveyances, and operations in flight or afloat that are continuous in nature and cannot reasonably be interrupted or completed otherwise; or

(4) That will result in lower overall costs to the Government.

(b) Any request for estimated overtime premiums that exceeds the amount specified above shall

include all estimated overtime for contract completion and shall--

(1) Identify the work unit; e.g., department or section in which the requested overtime will be used, together with present workload, staffing, and other data of the affected unit sufficient to permit the Contracting Officer to evaluate the necessity for the overtime;

(2) Demonstrate the effect that denial of the request will have on the contract delivery or performance schedule;

(3) Identify the extent to which approval of overtime would affect the performance or payments in connection with other Government contracts, together with identification of each affected contract; and

(4) Provide reasons why the required work cannot be performed by using multishift operations or by employing additional personnel.

(End of clause)

52.252-2 CLAUSES INCORPORATED BY REFERENCE (FEB 1998)

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this/these address(es): http://farsite.hill.af.mil

(End of clause)

52.252-6 AUTHORIZED DEVIATIONS IN CLAUSES (APR 1984)

(a) The use in this solicitation or contract of any Federal Acquisition Regulation (48 CFR Chapter 1) clause with an authorized deviation is indicated by the addition of "(DEVIATION)" after the date of the clause.

(b) The use in this solicitation or contract of any Defense Federal Acquisition Regulation (48 CFR Chapter 2) clause with an authorized deviation is indicated by the addition of "(DEVIATION)" after the name of the regulation.

(End of clause)

252.204-7008 Export-Controlled Items.

As prescribed in 204.7304, use the following clause:

EXPORT-CONTROLLED ITEMS (APR 2010)

(a) *Definition.* "Export-controlled items," as used in this clause, means items subject to the Export Administration Regulations (EAR) (15 CFR Parts 730-774) or

the International Traffic in Arms Regulations (ITAR) (22 CFR Parts 120-130). The

term includes:

(1) "Defense items," defined in the Arms Export Control Act, 22 U.S.C. 2778(j)(4)(A), as defense articles, defense services, and related technical data, and further defined in the ITAR, 22 CFR Part 120.

(2) "Items," defined in the EAR as "commodities", "software", and "technology," terms that are also defined in the EAR, 15 CFR 772.1.

(b) The Contractor shall comply with all applicable laws and regulations

regarding export-controlled items, including, but not limited to, the requirement for

contractors to register with the Department of State in accordance with the ITAR. The Contractor shall consult with the Department of State regarding any questions

relating to compliance with the ITAR and shall consult with the Department of Commerce regarding any questions relating to compliance with the EAR.

(c) The Contractor's responsibility to comply with all applicable laws and regulations regarding export-controlled items exists independent of, and is not established or limited by, the information provided by this clause.

(d) Nothing in the terms of this contract adds, changes, supersedes, or waives any of the requirements of applicable Federal laws, Executive orders, and regulations,

including but not limited to—

(1) The Export Administration Act of 1979, as amended (50 U.S.C. App.

2401, *et seq.*);

(2) The Arms Export Control Act (22 U.S.C. 2751, *et seq.*);

(3) The International Emergency Economic Powers Act (50 U.S.C. 1701, et seq.);

(4) The Export Administration Regulations (15 CFR Parts 730-774);

(5) The International Traffic in Arms Regulations (22 CFR Parts 120-130);

and

(6) Executive Order 13222, as extended;

(e) The Contractor shall include the substance of this clause, including this paragraph (e), in all subcontracts.

(End of clause)

252.215-7003 Excessive Pass-Through Charges – Identification of Subcontract Effort.
As prescribed in 215.408(3), use the following provision:

EXCESSIVE PASS-THROUGH CHARGES –
IDENTIFICATION OF SUBCONTRACT EFFORT (APR 2007)

(a) *Definition.* "Excessive pass-through charge," as used in this provision, is defined in the clause of this solicitation entitled "Excessive Pass-Through Charges" (DFARS 252.215-7004).

(b) *General.* The offeror's proposal shall exclude excessive pass-through charges.

(c) *Performance of work by the Contractor or a subcontractor.*

(1) The offeror shall identify in its proposal the percent of effort it intends to perform, and the percent expected to be performed by each subcontractor, under the contract, task order, or delivery order.

(2) If the offeror intends to subcontract more than 70 percent of the total cost of work to be performed under the contract, task order, or delivery order, the offeror shall identify in its proposal—

(i) The amount of the offeror's indirect costs and profit applicable to the work to be performed by the subcontractor(s); and

(ii) A description of the value added by the offeror as related to the work to be performed by the subcontractor(s).

(3) If any subcontractor proposed under the contract, task order, or delivery order intends to subcontract to a lower-tier subcontractor more than 70 percent of the total cost of work to be performed under its subcontract, the offeror shall identify in its proposal—

(i) The amount of the subcontractor's indirect costs and profit applicable to the work to be performed by the lower-tier subcontractor(s); and

(ii) A description of the value added by the subcontractor as related to the work to be performed by the lower-tier subcontractor(s).

(End of provision)

252.251-7000 Ordering From Government Supply Sources

ORDERING FROM GOVERNMENT SUPPLY SOURCES (NOV 2004)

(a) When placing orders under Federal Supply Schedules, Personal Property Rehabilitation Price Schedules, or Enterprise Software Agreements, the Contractor shall follow the terms of the applicable schedule or agreement and authorization. Include in each order:

(1) A copy of the authorization (unless a copy was previously furnished to the Federal Supply Schedule, Personal Property Rehabilitation Price Schedule, or Enterprise Software Agreement contractor).

(2) The following statement:

Any price reductions negotiated as part of an Enterprise Software Agreement issued under a Federal Supply Schedule contract shall control. In the event of any other inconsistencies between an Enterprise Software Agreement, established as a Federal Supply Schedule blanket purchase agreement, and the Federal Supply Schedule contract, the latter shall govern.

(3) The completed address(es) to which the Contractor's mail, freight, and billing documents are to be directed.

(b) When placing orders under nonmandatory schedule contracts and requirements contracts, issued by the General Services Administration (GSA) Office of Information Resources Management, for automated data processing equipment, software and maintenance, communications equipment and supplies, and teleprocessing services, the Contractor shall follow the terms of the applicable contract and the procedures in paragraph (a) of this clause.

(c) When placing orders for Government stock, the Contractor shall—

(1) Comply with the requirements of the Contracting Officer's authorization, using FEDSTRIP or MILSTRIP procedures, as appropriate;

(2) Use only the GSA Form 1948-A, Retail Services Shopping Plate, when ordering from GSA Self-Service Stores;

(3) Order only those items required in the performance of Government contracts; and

(4) Pay invoices from Government supply sources promptly. For purchases made from DoD supply sources, this means within 30 days of the date of a proper invoice. The Contractor shall annotate each invoice with the date of receipt. For purposes of computing interest for late Contractor payments, the Government's invoice is deemed to be a demand for payment in accordance with the Interest clause of this contract. The Contractor's failure to pay may also result in the DoD supply source

refusing to honor the requisition (see DFARS 251.102(f)) or in the Contracting Officer terminating the Contractor's authorization to use DoD supply sources. In the event the Contracting Officer decides to terminate the authorization due to the Contractor's failure to pay in a timely manner, the Contracting Officer shall provide the Contractor with prompt written notice of the intent to terminate the authorization and the basis for such action. The Contractor shall have 10 days after receipt of the Government's notice in which to provide additional information as to why the authorization should not be terminated. The termination shall not provide the Contractor with an excusable delay for failure to perform or complete the contract in accordance with the terms of the contract, and the Contractor shall be solely responsible for any increased costs.

(d) Only the Contractor may request authorization for subcontractor use of Government supply sources. The Contracting Officer will not grant authorizations for subcontractor use without approval of the Contractor.

(e) Government invoices shall be submitted to the Contractor's billing address, and Contractor payments shall be sent to the Government remittance address specified below:

Contractor's Billing Address (include point of contact and telephone number):

Government Remittance Address (include point of contact and telephone number):

(End of clause)

ATTACHMENT C

FORMS/FORMATS (As required)

ATTACHMENT D

Milestone Schedule